EXHIBIT 99.1

Vitran Obtains Credit Facility Secured by U.S. Real Estate

TORONTO, Dec. 28, 2012 (GLOBE NEWSWIRE) -- Vitran Corporation Inc. (Nasdaq:VTNC) (TSX:VTN), a North American transportation and supply chain firm, today announced that it has signed and closed a new U.S.$17 million real estate term credit facility secured by a number of Vitran's U.S. LTL transportation facilities. Vitran received a commitment for up to a U.S.$33 million term facility subject to customary due diligence including environmental assessments and appraisals. In the first quarter of 2013 Vitran expects to receive the balance of proceeds as part of a second phase closing. Cohen Financial, a national real estate capital services firm, acted as agent and advisor to Vitran on this transaction.

Under the agreement, Vitran extracted substantial value from its U.S. real estate by securing a fifteen-year term credit facility, with a 15 year amortization including a fixed interest rate of 4.875%, with an interest rate adjustment period of 5 years.

Vitran President and Chief Executive Officer Rick Gaetz stated, "We chose this lender as they provided long-term debt at reasonable yields and we look forward to a long and mutually beneficial partnership with our new U.S. real estate lender. We are extremely pleased to have positioned Vitran with flexibility in continuing to execute our operating plan to enhance shareholder value. Proceeds from the real estate term facility will be used to repay existing debt which will allow for additional borrowing capacity under our existing revolving credit facility."

About Vitran Corporation Inc.

Vitran Corporation Inc. is a North American group of transportation companies offering less-than-truckload and supply chain services. To find out more about Vitran Corporation Inc. (Nasdaq:VTNC) (TSX:VTN), visit the website at www.vitran.com.

The Vitran Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7302

This press release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements may be generally identifiable by use of the words "believe", "anticipate", "intend", "estimate", "expect", "project", "may", "plans", "continue", "will", "focus should" "endeavor" or the negative of these words or other variations on these words or comparable terminology. These forward-looking statements are based on current expectations and are naturally subject to uncertainty and changes in circumstances that may cause actual results to differ materially from those expressed or implied by such forward-looking statements.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Vitran's actual results, performance or achievements to differ materially from those projected in the forward-looking statements. Factors that may cause such differences include, but are not limited to, technological change, increases in fuel costs, regulatory changes, the general health of the economy, seasonal fluctuations, unanticipated changes in railroad capacities, exposure to credit risks, changes in labour relations and competitive factors. More detailed information about these and other factors is included in the annual MD&A on Form 10K under the heading "General Risks and Uncertainties." Many of these factors are beyond the Company's control; therefore, future events may vary substantially from what the Company currently foresees. You should not place undue reliance on such forward-looking statements. Vitran Corporation Inc. does not assume the obligation to revise or update these forward-looking statements after the date of this document or to revise them to reflect the occurrence of future unanticipated events, except as may be required under applicable securities laws.

CONTACT: Richard Gaetz, President/CEO
         Fayaz Suleman, VP Finance/CFO
         Vitran Corporation Inc.
         416/596-7664